Exhibit 99.1

GUARANTEE AGREEMENT
dated as of
May 1, 2013
among
CENTERPOINT ENERGY FIELD SERVICES LP
and
ENOGEX LLC
in favor of
THE GUARANTEED PARTY

Exhibit 99.1

This GUARANTEE AGREEMENT dated as of May 1, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is executed and delivered by CENTERPOINT ENERGY FIELD SERVICES LP, a Delaware limited partnership, in its capacity as guarantor (in such capacity, the “Parent Guarantor”), and ENOGEX LLC, a Delaware limited liability company (“Enogex”), in favor of the Guaranteed Party, as defined below.
ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Debt Documents” means, collectively, (x) that certain Issuing and Paying Agency Agreement dated as of November 15, 2009 between Enogex and the Enogex 2020 Note Trustee and (y) the Enogex 2020 Senior Notes.

“Enogex 2020 Note Trustee” means the issuing and paying agent under the Enogex 2020 Senior Notes, which issuing and paying agent is UMB Bank, N.A. on the date hereof.

“Enogex 2020 Senior Notes” means the 6.25% Senior Notes due 2020 issued by Enogex pursuant to that certain Issuing and Paying Agency Agreement dated as of November 15, 2009 between Enogex and the Enogex 2020 Note Trustee.

“General Partner” means CNP OGE GP LLC, a Delaware limited liability company.

“Guaranteed Obligations” all amounts owing or payable by Enogex under and pursuant to the Debt Documents, including all interest, principal, premium or penalties and all indemnities and reimbursements owing or becoming due thereunder (including any of the foregoing accruing after the commencement of any bankruptcy or insolvency proceeding with respect to Enogex, whether or not allowed as a claim in such proceeding).

“Guaranteed Party” means the Enogex 2020 Note Trustee, for and on behalf of each of the holders from time to time of the Enogex 2020 Senior Notes, together with its permitted successors and assigns.

ARTICLE II

Guarantee

SECTION 2.01Guarantee. The Parent Guarantor hereby unconditionally guarantees the due and punctual payment and performance by Enogex of the Guaranteed Obligations. The Parent Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. The Parent Guarantor waives presentment to, demand of payment from and protest to Enogex of, any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Exhibit 99.1

SECTION 2.02Guarantee of Payment. The Parent Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection.

SECTION 2.03No Limitations. (a) The obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations), “Payment in Full”), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Debt Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Debt Document or any other agreement, including with respect to any other guarantor of the Guaranteed Obligations; (iii) the release of any security, if any, held by the Guaranteed Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of the Parent Guarantor or otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity other than the Payment in Full of all of the Guaranteed Obligations.

SECTION 2.04Reinstatement. The Parent Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if and to the extent that any payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Guaranteed Party upon the bankruptcy or reorganization of Enogex, the Parent Guarantor or otherwise.

SECTION 2.05Information. The Parent Guarantor assumes all responsibility for being and keeping itself informed of Enogex’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Parent Guarantor assumes and incurs hereunder, and agrees that the Guaranteed Party will have no duty to advise the Parent Guarantor of information known to it regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Parent Guarantor may have under applicable law (but subject to Section 3.02), Enogex agrees that in the event a payment of a Guaranteed Obligation shall be made by the Parent Guarantor under this Agreement, Enogex shall indemnify the Parent Guarantor for the full amount of such payment and the Parent Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Parent Guarantor to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the Payment in Full of the Guaranteed Obligations. No failure on the part of Enogex to make the payments required by Sections 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Parent Guarantor with respect to its obligations hereunder, and the Parent Guarantor shall remain liable for the full amount of the Guaranteed Obligations hereunder.

Exhibit 99.1

ARTICLE IV

Miscellaneous

SECTION 4.01Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and (a) if to Enogex or the Enogex 2020 Note Trustee, shall be given as provided in the Debt Documents and (b) if to the Parent Guarantor, shall be given to it in care of Enogex as provided in the Debt Documents.

SECTION 4.02Cumulative Rights and Remedies; Amendments. No failure or delay by the Guaranteed Party in exercising any right or power hereunder or under any Debt Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Guaranteed Party hereunder and under the Debt Documents are cumulative and are not exclusive of any rights or remedies that it otherwise has.

This Agreement shall be construed as a separate agreement with respect to the Parent Guarantor and may be amended, modified, supplemented, waived or released with respect to the Parent Guarantor without the approval of Enogex and without affecting the obligations of Enogex hereunder or under the Debt Documents.

SECTION 4.03Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Parent Guarantor that are contained in this Agreement shall bind and inure to the benefit of such permitted successors and assigns.

SECTION 4.04Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to the Parent Guarantor when a counterpart hereof executed by the Parent Guarantor, shall have been delivered to the Guaranteed Party, and thereafter shall be binding upon the Parent Guarantor, and shall inure to the benefit of the Parent Guarantor and its respective successors and assigns.

SECTION 4.05Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.06Governing Law; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Exhibit 99.1

(b)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement or any Debt Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 4.07WAIVER OF JURY TRIAL; INDUCEMENT. EACH PARTY HERETO AND THE GUARANTEED PARTY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND THE GUARANTEED PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE TO SUCH PERSON, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE IV, INCLUDING THIS SECTION 4.07.

SECTION 4.08Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.09Guarantee Absolute. All rights of the Guaranteed Party hereunder and all obligations of the Parent Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Debt Documents or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from any of the Debt Documents or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent Guarantor in respect of the Guaranteed Obligations or this Agreement (other than the Payment in Full of the Guaranteed Obligations).

SECTION 4.10Termination or Release. (a) This Agreement and the guarantee made herein shall automatically terminate and be released when all the Guaranteed Obligations have been Paid in Full and the Debt Documents have been discharged in accordance with the terms thereof.

(b)In connection with any termination or release pursuant to paragraph (a) of this Section 4.10, the Guaranteed Party shall upon the request of the Parent Guarantor or Enogex execute and deliver to the Parent Guarantor, at the Parent Guarantor’s expense, all documents that the Parent Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the applicable Guaranteed Party.

SECTION 4.11No Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the Debt Documents. As a condition to the effectiveness of this Agreement, the Guaranteed Party shall be deemed to have agreed for themselves and all other holders of the Guaranteed Obligations (together in each case, with each such person’s respective successors and assigns) that no claim arising against Enogex under any Debt Document or against the Parent Guarantor in respect of the Guaranteed Obligations shall be asserted against the General Partner (in its individual capacity).

Exhibit 99.1

SECTION 4.12 Failure to Perform by Parent Guarantor or Enogex. No failure of the Parent Guarantor or Enogex to perform any of its obligations or undertakings hereunder shall give rise to any default or event of default under the Debt Documents or otherwise constitute a breach by any of Enogex or its subsidiaries of or under the Debt Documents or give rise to any rights or remedies as against Enogex or any of its subsidiaries under or pursuant to any Debt Document.

SECTION 4.13Enforceable Against Parent Guarantor. This Agreement shall be deemed enforceable against the Parent Guarantor and, to the extent applicable, Enogex, upon the execution hereof, in the case of the Parent Guarantor, by the Parent Guarantor, and in the case of Enogex, by the Parent Guarantor and Enogex, in each case, whether or not so executed by the Guaranteed Party

[Signature Pages Follow]

Exhibit 99.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENTERPOINT ENERGY FIELD SERVICES LP, as the Parent Guarantor,

By: CNP OGE GP LLC, its general partner
By	/s/ Gary Whitlock
Name: Gary Whitlock
Title: Acting Chief Financial Officer

ENOGEX LLC,

By	/s/ Sean Trauschke
Name: Sean Trauschke
Title: Chief Financial Officer

Exhibit 99.1

Acknowledged and agreed to:
UMB BANK, N.A.

By	/s/ Sean Trauschke
Name: Sean Trauschke
Title: Chief Financial Officer